Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

urban-gro, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is urban-gro, Inc.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is October 29, 2020, and was amended on December 31, 2020 and amended and restated by the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 21, 2023 (as amended and restated, the “Certificate”).

THIRD: The Corporation hereby amends the Certificate as follows:

ARTICLE IV, Section 1 of the Certificate is hereby amended by adding the following paragraph at the end of such section:

“Upon the effectiveness of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each Twenty Five (25) shares of Common Stock issued and outstanding at such time shall, automatically and without any further action on the part of the Corporation or the holder thereof, be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain $0.001 per share. No fractional shares shall be issued, and, in lieu thereof, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock, as determined by the Board of Directors. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

FOURTH: This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: The Certificate of Amendment shall be effective on February 9, 2026 at 12:01 am ET.

IN WITNESS WHEREOF, urban-gro, Inc. has caused this Certificate of Amendment to be signed by its president and chief executive officer this 4th day of February, 2026.

URBAN-GRO, INC.

By:	/s/ Bradley Nattrass
Name:	Bradley Nattrass
Title:	Chairman and Chief Executive Officer